Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-13962, 333-127943, 333-140955, 333-183891, 333-183892, 333-183893, 333-188826, 333-188827 and 333-208647 on Form S-8 and Registration Statement No. 333-209819, 333-209819-01, 333-209843 and 333-214369 on Form S-3 of our reports dated February 16, 2018, relating to the consolidated financial statements and financial schedule of Canadian Pacific Railway Limited and subsidiaries, and the effectiveness of Canadian Pacific Railway Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Calgary, Canada
February 16, 2018